FOR IMMEDIATE RELEASE

TORRENT ACREAGE IN COOS BAY BASIN EXCEEDS 100,000 ACRES

Vancouver, British Columbia – November 4, 2005 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) and its wholly owned operating subsidiary, Methane Energy Corp. (“Methane”) are pleased to announce the completion of the second important phase of its leasing strategy in securing over 100,000 acres falling within the key portions of the Coos Bay Basin Project Area in southern Oregon.

Mr. Thomas J Deacon, Vice President of Land for Methane, stated “this additional acreage helps fill out key areas of the project area viewed by our technical team as essential to the ongoing operations and direction of the overall strategy and the two Pilot Well drilling, completion and production testing program currently underway. We will continue to fill in with leasing around additional prospective areas of interest as require, however feel the current acreage block places Methane in a very strong overall control and coverage position.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves. The Company’s primary objective is to create value for the Company by applying strong technical expertise to projects. The Company’s current focus is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 100,000 acres of prospective land in the Coos Bay area. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

Mark Gustafson, President

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, our forecast that the additional acreage we acquired helps fill out key areas of our project area essential to the ongoing operations, and that we will continue to fill in with leasing around additional prospective areas of interest as required. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the Company’s ability to raise financing for operations and/or additional leasing, the possibility that our analysis as to where our best targets lie are incorrect, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our 424 prospectus filed on Edgar on May 5, 2005.